Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED MARCH 31, 2018

DENVER – May 7, 2018 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter ended March 31, 2018.

Highlights:

•	First quarter Permian Basin production increased 70 percent year-over-year to 23,498 Boe per day from 13,798 Boe per day in first quarter 2017.
•

First quarter 2018 Company production increased 19 percent year-over-year to 23,498 barrels of oil equivalent (“Boe”) per day, despite the loss of approximately 5,900 Boe per day from the sale of the Company’s Aneth Field properties in late 2017.

•	First quarter production exceeded the high end of the Company’s quarterly guidance.
•	First quarter net loss was $12.9 million; Adjusted net income (a non-GAAP measure as reconciled below) was $3.3 million.
•	Adjusted EBITDA (a non-GAAP measure as reconciled below) was $41.1 million, up 42 percent from $28.9 million in first quarter 2017.
•	In Appaloosa, finished drilling on first triple pad, nine-well pack in the Ranger unit; first two pads were completed in late April; the third pad is to be completed by mid-May.
•	In Mustang, completed drilling operations on five wells of the first nine-well pack in the Sandlot unit; expect to have finished drilling operations by late May.
•	Successfully completed third Wolfcamp C test, the Thunder Canyon C107SL; established a peak 24-hour rate of 3,000 Boe per day, including 804 barrels of oil per day.
•	Two additional Lower Wolfcamp wells to come on line in the second quarter, bringing the total to six wells, which could meaningfully expand inventory.

Rick Betz, Resolute’s Chief Executive Officer, said: “The first quarter of 2018 marked our shift to full development mode within our top-tier assets in the Delaware Basin. We continue to make excellent progress in the field with our operational teams delivering outstanding results as they implement our new development strategy.  The teams have effectively managed a significant acceleration in operational pace with the addition of a third drilling rig, a spudder rig and a second frac spread while keeping the program substantially on schedule and within budget. While we have experienced a short pause in our historically strong growth profile during this transition, our producing assets have continued to deliver consistently strong production complemented by exciting results from some of our newer Lower Wolfcamp wells. Everyone at Resolute continues to be fully committed to the execution of the plan with the goal of further improving well performance, reducing costs and increasing production ultimately delivering strong returns and long-term value creation for all stakeholders.”

The Company will post an updated investor relations presentation on www.resoluteenergy.com, which supplements the information provided in this press release.

Operational Highlights

First quarter 2018 Company production increased 19 percent year-over-year to 23,498 Boe per day from 19,702 Boe per day in first quarter 2017, despite the loss of approximately 5,900 Boe per day from the Company’s Aneth Field properties sold in late 2017.  First quarter production exceeded the high end of the Company’s first quarter production guidance range of 22,000 to 23,000 Boe per day by 498 Boe per day.  Permian Basin production increased 70 percent year-over-year from 13,798 Boe per day in first quarter 2017. First quarter production was bolstered by better than anticipated performance across Resolute’s asset base complemented by strong performance from the recent Lower Wolfcamp completions.

For the first quarter, Company production consisted of 73 percent liquids (including 46 percent oil) and 27 percent residue gas. Aggregate oil production for the quarter exceeded plan, however stronger than anticipated results from the Uinta and Thunder Canyon Wolfcamp C wells in Mustang increased the gas composition for the quarter. While these wells produced peak oil rates of 860 and 804 barrels per day respectively they also had very strong gas and associated liquids production. The Company’s commodity mix varies quarter to quarter and is largely dependent on the specific wells, producing intervals and geographic area from which production is generated.  For the first quarter, based on recent completions, production was weighted toward Mustang and Bronco (62%) with a smaller fraction from Appaloosa (38%).

Based on our current completion pace, the Company anticipates production of 24 MBoe to 26 MBoe per day for the second quarter 2018, driven primarily by the first Ranger nine-well pack coming on production in late May to early June. The Company anticipates that second quarter production will consist of approximately 46 to 48 percent oil and the Company expects that exit rate production for the quarter will be significantly oilier as we bring on the Ranger pads. The Company continues to expect that full year production will average approximately 52 percent oil, consistent with guidance. The Company expects to see a significant ramp in production during the third and fourth quarters of the year.

During the quarter, the Company successfully completed drilling its first triple pad nine-well pack in the Ranger unit in Appaloosa. This nine-well pack consists of three Upper Wolfcamp A wells, three Lower Wolfcamp A wells, two Upper Wolfcamp B wells and one Wolfcamp C well. The wells have an average completed lateral length of 9,642 feet. Pad 1 and Pad 2 (six wells of the nine-well pack) were completed simultaneously in late April utilizing two completion crews. Pad 1 is now flowing back while Pad 2 is shut-in awaiting completion of Pad 3.  Pad 3 is being completed currently and we expect it to be flowing back along with Pad 2 by mid-May. We are very pleased with the performance of both our completions team and primary service providers involved in this activity, the Company’s first multi-well frac job.

In Mustang, Resolute recently had three drilling rigs working side by side in the Sandlot unit. Drilling operations are finished on the first five wells with the sixth well expected to reach TD shortly. Drilling operations continue on Pad 3 and the Company expects to finish drilling operations on this Pad in the next two weeks. Completion operations are expected to begin by late May. Resolute anticipates first production from these wells in July. Upon completion of drilling operations the rigs will be mobilized to the South Mitre unit to start the next nine pack. In addition, the Company has a spudder rig working ahead of the three larger drilling rigs presetting intermediate casing in the South Mitre unit to improve drilling efficiencies.

Resolute continues to work constructively with its midstream services provider, Caprock Midstream, to ensure sufficient midstream infrastructure capacity to handle the anticipated production growth from its 2018 development program.  In Mustang and Appaloosa, Resolute and Caprock have jointly constructed a robust system of field infrastructure and pipelines that is directly interconnected with our oil and gas purchasers to ensure that our oil and gas will continue to move reliably on pipe as our production increases.

With the completion of Caprock’s Stampede Connector, which connects Resolute’s field to Caprock’s Pecos Bend processing plant, the Company now has an alternate method to transport and process gas production should its primary gas processor, Energy Transfer, experience any service curtailments. The Pecos Bend plant has interconnects with multiple residue gas lines to ensure the movement of residue gas from the plant.  Oil production from the field continues to move reliably through the Caprock gathering system and into Plains Pipeline LP’s oil transportation system. Both Plains and Caprock are constructing additional oil storage capacity on their systems to further enhance operational reliability.  As a customer of Plains Marketing, Resolute has experienced uninterrupted take away of all our oil production in the Delaware Basin and expects this to continue in the future. Caprock is in various stages of permitting, drilling and completing additional water disposal wells to support Resolute’s activity. Resolute believes that, together with commercial partners, the Company is well positioned to handle the rapid growth in production anticipated from its ongoing development program.

The Company continues its evaluation of the Lower Wolfcamp intervals (the lower Wolfcamp B and Wolfcamp C) in Appaloosa and Mustang.  Since Resolute’s last earnings press release, the Company has completed one additional Wolfcamp C well in Mustang, the Thunder Canyon C107SL. This well has established a peak 24-hour rate of 3,000 Boe per day, including 804 barrels of oil per day, or 378 Boe per day per 1,000 feet of completed lateral.  During the second quarter, Resolute will add two additional valuable data points in the Lower Wolfcamp.  The Ranger C205SL well was recently completed in the Wolfcamp C as part of Pad 1 in the Ranger nine pack and the North Elephant B301SL, a lower B well, is being completed currently and is expected to be online in May.  The Company is encouraged with the early results from its Lower Wolfcamp program and plans to evaluate the performance of all of the Lower Wolfcamp wells through the remainder of the year and consider further optimization of future pad design to potentially include lower zones.

Results of these wells are in the table below.

				Peak rates (Boe per day)
Well name	Area[1]	Zone[2]	Length (feet)	24 hour	30 day	60 day	90 day
South Elephant B307SL	A	LWCB	9,567	2,254	2,099	1,968	1,840
South Elephant C207SL	A	WCC	9,403	2,294	1,930	1,695	1,536
Uinta C101H	M	WCC	7,819	3,095	2,657	2,381	-
Thunder Canyon C107SL	M	WCC	7,942	3,000	-	-	-
Ranger C205SL	A	WCC	9,721	Flowing back
North Elephant B301SL	A	LWCB	-	Completing

1.	Area abbreviation legend: M – Mustang and A – Appaloosa
2.	Zone abbreviation legend: LWCB – Lower Wolfcamp B and WCC – Wolfcamp C

The following tables provide an update of certain operating activities since January 1, 2018:

Drilling activity:

Well name / Pad	Area	Zone[1]	Lateral length (heel - toe)[2]	Status	Rig days over hole[2]
North Elephant B301SL	A	LWCB	9,099	WOC	59
Ranger Pad 2	A	UA/LA/UB	9,807	Completed	25
Ranger Pad 3	A	UA/LA/UB	9,755	Completing	26
Sandlot Pad 1	M	UA/LA/UB	6,417	WOC	22
Sandlot Pad 2	M	UA/LA/UB	6,300	1 well drilling	-
Sandlot Pad 3	M	UA/LA/UB	6,300	Drilling	-

1.	Zone abbreviation legend: UA – Upper Wolfcamp A; LA – Lower Wolfcamp A; UB – Upper Wolfcamp B
2.	Averages are used for all lateral length and rig days over hole. For wells that are currently drilling the lateral length and rig days over hole is what is planned.

Completion activity:

Well name / Pad	Area	Zone	Lateral length (perf - perf)[1]	First Production	Frac Stages[1,2]	Proppant per foot (lbs)[1]
Thunder Canyon C107SL	M	WCC	7,942	3/19/2018	22	1,596
Uinta C101H	M	WCC	7,819	1/26/2018	32	1,809
Ranger Pad 1	A	UA/LA/WCC	9,641	Flowing back	27	1,769
Ranger Pad 2	A	UA/LA/UB	9,696	Completed	36	1,790
Ranger Pad 3	A	UA/LA/UB	9,590	Completing	36 (2), 27 (1)	1,800

1.	Averages are used for all lateral length, frac stages and proppant per foot pad data.
2.	Planned for stages. The number within the parentheses refers to the number of wells to which the planned stages apply.

Production Activity:

				Peak rates (Boe per day)
Well Name / Pad	Area	Zone	Lateral length (perf - perf)[1]	24 hour	30 day	60 day	90 day
Uinta C101H	M	WCC	7,819	3,095	2,657	2,381	-
Thunder Canyon C107SL	M	WCC	7,942	3,000	-	-	-
Ranger Pad 1	A	UA/LA/WCC	9,641	Flowing back

1.	Averages are used for all lateral length data.

See “Cautionary Statements” below for a discussion of the nature of these production metrics.

Financial Highlights

First quarter 2018 Adjusted EBITDA of $41.1 million was 42 percent higher than the $28.9 million reported in first quarter 2017, reflecting increased revenue due to higher production and higher realized oil and NGL pricing, significantly lower lease operating expense (“LOE”), partially offset by increased commodity derivative settlement losses of $7.0 million as compared to the prior year period. For first quarter 2018, oil constituted 80 percent of total revenue, NGL 12 percent and gas 8 percent.

Realized oil pricing for first quarter 2018 was $61.06 per Bbl, or 97 percent of NYMEX, an increase of 28 percent from first quarter of 2017 and 19 percent from fourth quarter of 2017. Realized gas pricing for first quarter 2018 was $1.85 per MMBtu, a decrease of 29 percent from first quarter of 2017 and ten percent from fourth quarter of 2017, primarily driven by wider gas basis in the Permian Basin. Realized NGL pricing was $15.50 per Boe for first quarter 2018, an increase of 42 percent from first quarter of 2017 and a decrease of 31 percent from fourth quarter of 2017.

First quarter 2018 LOE was $5.52 per Boe, down 47 percent from first quarter 2017. Continued improvement in LOE on a unit basis reflects our transition to a pure play Delaware Basin company with low cost, highly productive wells. Based on the high variable expense component of the Company’s operating expense structure we anticipate that full year LOE per Boe will be consistent with first quarter.

The tables below summarize general and administrative expense as well as accruals of cash-settled incentive awards for first quarter 2018 and first quarter 2017.

	Three Months Ended
	March 31,
	2018	2017
Stock-based Aneth transaction costs	$6,014	$—
Stockholder activism costs	3,301	—
Recurring stock-based compensation	2,835	2,819
Other recurring costs	8,917	7,597
Total general and administrative expense	$21,067	$10,416

	Three Months Ended
	March 31,
	2018	2017
Accrual of Aneth transaction cash-settled incentive awards	$7,260	$—
Recurring cash-settled incentive awards	4,081	5,426
Total cash-settled incentive awards	$11,341	$5,426

GAAP-based general and administrative expense as shown on the Company’s statement of operations increased significantly in first quarter 2018 to $21.1 million from $10.4 million in first quarter 2017. Non-cash, stock-based compensation expense for first quarter 2018 was $8.9 million. $2.9 million of this expense is consistent with the expense accrued in first quarter 2017, while $6.0 million is a residual effect of the Aneth Field sale and the accelerated vesting of stock-based compensation to the Aneth employee base. Also included in general and administrative expense was $3.3 million associated with stockholder activism. The Aneth employee accrual combined with the stockholder activism related expenses accounted for 87 percent of the increase in general and administrative expenses.

The Company also saw a significant increase in the accrual for cash-settled incentive awards, which is reported below the general and administrative expense line.  This line item increased from $5.4 million in first quarter 2017 to $11.3 million in first quarter 2018.  The accrual associated with the acceleration of Aneth employee vesting accounted for $7.3 million of this non-cash expense while the portion associated with the ongoing business declined by $1.3 million to $4.1 million.  It is important to note that neither the increase in accrued Aneth related stock-based compensation expense nor the increase in accruals for Aneth related cash-settled incentive awards had any impact on the actual dollar amount of future compensation payments by the Company.  The only impact was to accelerate the vesting and potential payment of a portion of these awards.  The Aneth related charges combined with the stockholder activism expenses, totaling $16.6 million, were directly responsible for the net loss of $12.9 million reported for first quarter 2018.  Adjusted net income (a non-GAAP measure as reconciled below) for first quarter 2018, which removes these expenses and other non-cash mark-to-market gains (losses), was $3.3 million.

Cash-based general and administrative expense (a non-GAAP measure reconciled below), which management believes is a more accurate reflection of the costs of managing the business, was $8.9 million for first quarter 2018 compared to $7.5 million for first quarter 2017.  The increase is directly attributable to a decrease of $1.6 million in overhead reimbursements attributable to the Aneth Field sale.  The first quarter 2018 amount also included an accrual of approximately $0.6 million related to 2018 401(k) matching payments.  There was no 401(k) accrual in first quarter 2017. On a unit basis, cash based general and administrative expense declined from $4.28 per Boe in first quarter 2017 to $4.22 per Boe in first quarter 2018.

Capital investment for the first quarter was $69.5 million, excluding acquisition, divestitures, and capitalized interest, of which approximately 60 percent was funded through internally generated cash flow.  First quarter capital investment included $51.8 million of drilling and completion expenditures and $10.4 million spent on facilities and infrastructure.  Preliminary cost estimates for our first nine-well pack in Ranger indicate that the operations were completed substantially in line with our original budget. As anticipated, with completions weighted toward the second and third quarters, capital expenditures were lower in the first quarter and will accelerate as the Company moves through the year.  Resolute continues to expect that, as previously announced, total capital expenditures for 2018 will be between $365 million and $395 million.

Resolute has 8,500 Bbl per day of oil production hedged through the year using a variety of instruments at weighted average prices ranging from $50.95 to $52.24. Based on mid-point of guidance, the Company has hedged approximately 70 percent of our anticipated second quarter oil production. In addition, Resolute has put in place Midland-Cushing oil basis swaps for the remainder of 2018 covering between 4,500 and 6,000 Bbl per day of production at between $4.75 and $6.08 per Bbl. For the second quarter of 2018 approximately 17 percent of oil basis exposure is hedged at an average of $5.61. The Company has hedged 20 MMBtu of gas per day from April through October at $2.77 per MMBtu and has swapped 18 MMBtu of gas basis per day through year end at $0.69 per MMBtu.

Pro forma for Resolute’s recent $75 million notes offering, at March 31, 2018, cash on hand would have been approximately $34 million with no amounts outstanding under the existing revolving credit facility. On April 18, 2018, the borrowing base on our revolving credit facility was reaffirmed at $210 million.  The Company expects to fully fund its 2018 capital program through a combination of cash flow from operations and credit facility borrowings.

First Quarter Comparative Results

Resolute recorded a net loss available to common stockholders of $14.1 million, or $0.64 per share, on revenue of $74.7 million during the three months ended March 31, 2018.  Included in the net loss were $9.4 million of commodity derivative losses.  This compares to a net income available to common stockholders of $0.1 million, or $0.01 per share, on revenue of $64.6 million during the three months ended March 31, 2017.  Included in net income for 2017 were $10.8 million of commodity derivative gains.  Resolute recorded Adjusted net income, of $3.3 million, or $0.14 per diluted share, for first quarter 2018.  This compares to an Adjusted net loss for the comparable prior period of $9.6 million, or $0.43 per share.

First Quarter 2018 Results Compared to

First Quarter 2017 Results

	Three Months Ended March 31,
	2018	2017
	($ thousands, except per-Boe amounts)
Production (MBoe):
Permian	2,115	1,242
Aneth	-	531
Total production	2,115	1,773

Daily rate (Boe)	23,498	19,702

Revenue per Boe (excluding commodity derivative settlements)	$35.33	$36.43
Revenue per Boe (including commodity derivative settlements)	$31.89	$36.29

Revenue	$74,718	$64,592
Commodity derivative settlements	(7,277)	(250)
Adjusted revenue	67,441	64,342

Operating expenses:
Lease operating expense	$11,665	$18,356
Production and ad valorem taxes	5,540	5,969
Depletion, depreciation and amortization	23,537	16,035
General and administrative expense	21,067	10,415
Cash-settled incentive awards	11,341	5,427

Net income (loss) available to common stockholders	$(14,126)	$76

Adjusted net income (loss)	$3,264	$(9,617)

Adjusted EBITDA	$41,075	$28,918

Production: Production for the quarter ended March 31, 2018, increased nineteen percent to 2,115 MBoe, or 23,498 Boe per day, as compared to 1,773 MBoe, or 19,702 Boe per day, during the first quarter of 2017.  Pro forma for the 2017 Aneth Field sale, 2018 production increased 70 percent. The increases from the comparable prior year period were attributable to positive results from Resolute’s Permian Basin drilling and completion program.

Revenue:  During the first quarter 2018, Resolute realized a sixteen percent increase in revenue as compared to the prior year quarter due principally to the nineteen percent increase in production combined with stronger realized oil and NGL pricing. Offsetting these were weaker realized residue gas pricing combined with higher percentage of production represented by gas and NGL.  Revenue for the quarter was $74.7 million as compared to $64.6 million in the prior year period.  Resolute realized a five percent increase in Adjusted revenue (a non-GAAP measure) as compared to the prior year quarter.  Adjusted revenue (revenue including commodity derivative settlements) for the quarter was $67.4 million, including the effect of commodity derivative settlement losses of $7.3 million.  Adjusted revenue for the comparable prior year period was $64.3 million, including the effect of commodity derivative settlement losses of $0.3 million.

Operating Expenses:  For the first quarter 2018, LOE decreased by $6.7 million, or 36 percent, to $11.7 million, or $5.52 per Boe, as compared to first quarter 2017 LOE of $18.4 million, or $10.35 per Boe.    The 47 percent decrease in unit operating expense is due to the disposition of Aneth Field in 2017, which had significantly higher operating costs as compared to Resolute’s Delaware Basin properties, as well as the increase in production from mid-length and long lateral horizontal wells in the Delaware Basin.  Aggregate LOE also decreased due principally to the disposition of Aneth Field.

Production taxes decreased to $5.5 million (seven percent of revenue) from $6.0 million in 2017 (nine percent of revenue).  On a Boe basis, production taxes decreased to $2.62 per Boe in 2018 from $3.37 per Boe in 2017.  The lower production and ad valorem taxes as a percentage of revenue in 2018 as compared to 2017 is primarily the result of the Aneth Field sale. All revenue in 2018 was recognized in the state of Texas, which has a lower tax rate than the Aneth Field properties in Utah, which were included in 2017 results.

For the first quarter 2018, depletion, depreciation and amortization (“DD&A”) expense increased 59 percent to $23.5 million as compared to the first quarter of 2017 DD&A expense of $16.0 million.  On a Boe basis, DD&A expense increased to $11.13 per Boe in 2018 from $9.04 per Boe in 2017 due primarily to negative revisions to proved undeveloped reserves and lower reserve estimates at year end 2017 resulting from observed interference and well degradation events in the 2017 drilling program. Positive results from 2018 development program may lead to lower DD&A expense in the future.

General and Administrative Expense:  Resolute’s general and administrative expense increased more than 100 percent to $21.1 million during the first quarter 2018, as compared to $10.4 million during the same period in 2017.  The $10.7 million increase resulted primarily from a one-time increase of $6.0 million in stock-based compensation expense due to the modification and accelerated vesting of long-term incentive awards to employees terminated as a result of the Aneth Field sale. The vesting terms of the outstanding long-term awards for affected employees were accelerated and recognized accordingly during the first quarter 2018.  The Company also incurred approximately $3.3 million in stockholder activism costs during the 2018 quarter.  Additionally, certain overhead reimbursements, which reduce general and administrative expense, decreased period over period, also as a result of the Aneth Field sale.  Cash-based general and administrative expense, a non-GAAP measure as defined and reconciled below, was $8.9 million, or $4.22 per Boe, in 2018 compared to $7.6 million, or $4.28 per Boe, in 2017.

Cash-settled Incentive Awards:  Cash-settled incentive award expense increased by $5.9 million to $11.3 million during the first quarter 2018 as compared to $5.4 million in the first quarter of 2017.  Included in 2018 expense was $5.9 million that was the result of the modification of long-term incentive awards as a result of the Aneth Field sale. The vesting of these awards was accelerated for the respective employees and the expense was recognized during 2018.

Capital Expenditures:  During the quarter ended March 31, 2018, Resolute incurred oil and gas related capital expenditures of approximately $69.5 million.  First quarter capital investment included $51.8 million of drilling and completion expenditures and $10.4 million spent on facilities and infrastructure.

Liquidity and Capital Resources: Outstanding indebtedness of $565 million at March 31, 2018, consisted of $40 million in revolving credit facility debt and $525 million of senior notes, compared to total indebtedness of $555 million at December 31, 2017, an increase of $10 million. In April 2018, the borrowing base under our revolving credit facility was reaffirmed at $210.0 million. Pro forma for Resolute’s recent $75 million notes offering, at March 31, 2018, cash on hand would have been approximately $34 million with no amounts outstanding under our revolving credit facility. The Company expects to fully fund its 2018 capital program through a combination of cash flow from operations and credit facility borrowings.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenue:
Oil	$59,651	$57,659
Gas	6,360	4,352
Natural gas liquids	8,707	2,581
Total revenue	74,718	64,592
Operating expenses:
Lease operating	11,665	18,356
Production and ad valorem taxes	5,540	5,969
Depletion, depreciation and amortization	23,537	16,035
General and administrative	21,067	10,415
Cash-settled incentive awards	11,341	5,427
Total operating expenses	73,150	56,202
Income from operations	1,568	8,390
Other income (expense):
Interest expense, net	(7,568)	(17,697)
Commodity derivative instruments gain (loss)	(9,402)	10,840
Contingent payment derivative instrument gain	2,579	—
Other expense	(34)	(60)
Total other expense	(14,425)	(6,917)
Income (loss) before income taxes	(12,857)	1,473
Income tax benefit (expense)	—	—
Net income (loss)	(12,857)	1,473
Preferred stock dividends	(1,269)	(1,397)
Net income (loss) available to common stockholders	$(14,126)	$76
Net loss per common share:
Basic and diluted	$(0.64)	$0.01
Weighted average common shares outstanding:
Basic	22,038	21,738
Diluted	22,038	22,791

Reconciliation of Non-GAAP Measures

In this press release, the term “Adjusted net income (loss)” is used. Adjusted net income (loss) is a non- GAAP financial measure and is equivalent to net income (loss) excluding non-cash items identified as affecting comparability of earnings between periods, which are non-cash mark-to-market gains (losses) on commodity and contingent payment derivative instruments, non-cash stock-based compensation expense related to the acceleration and vesting of long-term incentive awards to employees terminated as a result of the Aneth Field sale and stockholder activism. Resolute’s management uses Adjusted net income (loss) to evaluate the Company’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future trends and operations. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) available to common stockholders to Adjusted net income (loss).

	Three Months Ended March 31,
	2018	2017
	($ in thousands)
Net income (loss)	$(12,857)	$1,473
Adjustments:
Mark-to-market (gain) loss	2,125	(11,090)
Contingent consideration gain	(2,579)	—
Stock-based Aneth transaction costs	6,014	—
Accrual of Aneth transaction cash-settled incentive awards	7,260	—
Stockholder activism	3,301	—
Adjusted net income (loss)	$3,264	$(9,617)
Adjusted net income (loss) per common share:
Basic	$0.15	$(0.43)
Diluted	0.14	(0.43)

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to net income adjusted to include interest expense, net, income taxes, depletion, depreciation and amortization expenses, one-time costs of the Aneth Field sale, costs related to stockholder activism, non-cash stock-based compensation expense, nonrecurring cash-settled incentive award payments, change in fair value of derivative instruments, gains and losses on the sale of assets and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended March 31,
	2018	2017
	($ in thousands)
Net income (loss)	$(12,857)	$1,473
Adjustments:
Interest expense, net	7,568	17,697
Income tax (benefit) loss	—	—
Depletion, depreciation, and amortization	23,537	16,035
Stockholder activism	3,301	—
Stock-based compensation	9,212	2,973
Cash-settled incentive awards	11,341	5,427
Cash-settled incentive awards paid	(573)	(3,597)
Mark-to-market (gain) loss	2,125	(11,090)
Contingent consideration gain	(2,579)	—
Total adjustments	53,932	27,445
Adjusted EBITDA	$41,075	$28,918

In this press release, the term “cash-based general and administrative expense” is used.  We define cash-based general and administrative expense is a non-GAAP measure as consolidated general and administrative expense adjusted to exclude non-cash stock-based compensation expense and one-time, non-recurring, transaction related expenses (transaction costs or fees).  An example of such fees and expenses are the fees and expenses that were incurred in conjunction with stockholder activism.  Resolute’s management believes cash-based general and administrative expense is an important metric that enables management to evaluate the Company’s activities and operations consistently between periods and through the normal course of our activities and operations.  This information differs from measures of our activities and operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of our activities and operations prepared in accordance with GAAP.  This measure may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s general and administrative expense to cash-based general and administrative expense.

	Three Months Ended March 31,
	2018	2017
	($ in thousands)
General and administrative expense	$21,067	$10,415
Adjustments:
Non-cash stock-based compensation	8,850	2,873
Stockholder activism	3,301	—
Cash-based general and administrative expense	$8,916	$7,542

Earnings Call Information

Resolute will host an investor call on Tuesday, May 8, 2018, at 10:00 AM EDT. To participate in the call please dial (866) 548-4713 from the United States and Canada or (323) 794-2093 from outside the U.S. and Canada. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through May 14, 2018, by dialing (844) 512-2921 from the U.S. and Canada, or (412) 317-6671 from outside the U.S. and Canada. The conference call replay number is 3751357.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements; however the absence of these words does not mean the statements are not forward-looking. Such forward looking statements include statements regarding: future drilling plans and activity; future operating and production results; future liquidity and availability of capital; future infrastructure and other capital projects; our plans and expectations regarding our future development activities including drilling and completing wells; the number of such potential projects, locations and productive intervals; future costs associated with the Aneth Field sale and stockholder activism; anticipated 2018 capital expenditures; anticipated hedging of second quarter 2018 oil production; funding of our 2018 capital program; future mid-stream capacity to handle anticipated production; takeaway of future oil production; and disposal of future produced water. Resolute will evaluate its capital expenditures in relation to its liquidity and cash flow and may adjust its activity and capital spending levels based on acquisitions, changes in commodity prices, the cost of goods and services, production results and other considerations. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: uncertainties regarding future actions that may be taken by Monarch Alternative Capital LP in furtherance of its nomination of director candidates for election at the Company’s 2018 annual meeting of stockholders; potential operational disruption caused by the actions of stockholder activists; the Company’s ability to successfully implement its strategy to create long-term stockholder value; depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves; our ability to find and develop our estimated proved undeveloped reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; constraints imposed on our business and operations by our revolving credit facility and senior notes which may limit our ability to execute our business strategy; the risk of a transaction that could trigger a change of control under our debt agreements; the success of the business and financial strategy, hedging strategies and development and production plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; our ability to achieve the benefits we expect from the Aneth Field sale; risks associated with unanticipated liabilities assumed, or title, environmental or other problems resulting from, our acquisitions; the ability to sell or otherwise monetize assets at values and on terms that are advantageous to us; Resolute’s dependence on third parties for installation of gas gathering and processing infrastructure, oil gathering facilities and water disposal facilities and potential delays and breakdowns relating thereto; risks relating to our joint interest partners’ and other counterparties’ inability to fulfill their contractual commitments; the concentration of our credit risk as the result of depending on one primary oil purchaser and one primary gas purchaser in the Delaware Basin; the concentration of our producing properties in a single geographic area; loss of senior management or key technical personnel; the impact of long-term incentive programs, including performance-based awards and stock appreciation rights;  the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential regulation of waste water injection intended to address seismic activity; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; our relationship with the local communities in which we operate; changes in derivatives regulation; risks associated with rising interest rates; the impact of any U.S. or global economic recession; losses possible from pending or future regulation; developments in oil-producing and gas-producing countries; risks of terrorist activities directed at oil and gas production; cyber security risks; and risks related to our common stock, potential declines in stock prices and potential future dilution to stockholders.  Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K and Form 10-K/A for the year ended December 31, 2017, subsequent quarterly reports on Form 10-Q and subsequent filings with the Securities and Exchange Commission (the “SEC”) for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement. Production rates, including “early time” rates, 24-hour peak IP rates, 30, 60, 90, 120 and 150 day peak IP rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history and represent three stream gross production. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. Equally, the way we calculate and report peak IP rates and the methodologies employed by others may not be consistent, and thus the values reported may not be directly and meaningfully comparable. Lateral lengths described are indicative only. Actual completed lateral lengths depend on various considerations such as leaseline offsets. Standard length laterals, sometimes referred to as 5,000 foot laterals, are laterals with completed length generally between 4,000 feet and 5,500 feet. Mid-length laterals, sometimes referred to as 7,500 foot laterals, are laterals with completed length generally between 6,000 feet and 8,000 feet. Long laterals, sometimes referred to as 10,000 foot laterals, are laterals with completed length generally longer than 8,000 feet. This press release may include certain non-GAAP financial measures. When applicable, a reconciliation of these measures to the most directly comparable GAAP measure is presented.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. For more information, visit www.resoluteenergy.com. The Company routinely posts important information about the Company under the Investor Relations section of its website. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com